Exhibit (n) under Form N-2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of

Federated Project and Trade Finance Tender Fund

We consent to the use of our report, dated May 25, 2018, with respect to the financial statements of Federated Project and Trade Finance Tender Fund, as of March 31, 2018, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the prospectus and statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

July 23, 2018